Company Contact:
James R. McKnight, Jr.
Chief Executive Officer
615-771-7575

DIVERSICARE AND OMEGA ENTER INTO A NEW MASTER LEASE AGREEMENT
BRENTWOOD, TN - (October 1, 2018) - Diversicare Healthcare Services, Inc. (NASDAQ: DVCR), a premier provider of long-term care services, today announced that pursuant to the binding agreement between Omega and DVCR effective September 25, 2017, we have now entered into a New Master Lease agreement with Omega Healthcare Investors (NYSE: OHI) to lease 34 centers currently owned by Omega and operated by Diversicare.
Diversicare’s prior Master Lease with Omega provided for its operation of 23 skilled nursing centers in Texas, Kentucky, Alabama, Tennessee, Florida, and Ohio. Additionally, Diversicare operates 11 centers owned by Omega under separate leases in Missouri, Kentucky, Indiana, and Ohio. The New Master Lease agreement, effective October 1, 2018, consolidates the leases for all 34 centers under one New Master Lease.
Key terms of the New Master Lease are as follows:

•	Common date of annual lease escalators, consolidated to October 1st of each year beginning on October 1, 2019;

•	Fixed annual base rent escalator of 2.15%;

•	Provides for a landlord funded capital expenditure fund, subject to annual rent impact;

•	Initial lease term of 12 years with two 10 year extensions; and

•	Provides a mechanism for potential divestitures of agreed upon centers.
Additionally, Diversicare ceased operations at its Ontario, Ohio stand-alone 50 bed assisted living facility on October 1, 2018, thus terminating its lease for this center owned by Omega.
Commenting on the agreement, Jay McKnight, the Company’s Chief Executive Officer, stated, “We are excited to announce the continuation of our partnership with Omega and we look forward to an ongoing successful relationship with one another. The New Master Lease has provisions in it that will give us added flexibility in the management of our portfolio and provides funds for future capital needs of the leased centers. In the coming months, we will provide details regarding the sweeping changes in lease accounting, which will be effective for us on January 1, 2019. This New Master Lease was crafted with those changes in mind by both Diversicare and Omega.”

About Diversicare Healthcare Services, Inc.
As of October 1, 2018, Diversicare provides long-term care services to patients in 75 skilled nursing and senior housing centers containing 8,457 licensed nursing beds. For additional information about the Company, visit Diversicare's web site: www.DVCR.com.
FORWARD-LOOKING STATEMENTS
The "forward-looking statements" contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "will," "should," "expect," "believe," "estimate," "intend," and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements including, but not limited to, our ability to successfully integrate the operations of our new nursing center in Alabama, as well as successfully operate all of our centers, our ability to increase census at our renovated centers, changes in governmental reimbursement, government regulation, the impact of the recently adopted federal health care reform or any future health care reform, any increases in the cost of borrowing under our credit agreements, our ability to extend or replace our current credit facility, our ability to comply with covenants contained in those credit agreements, our ability to renew or extend our leases at or prior to the end of the existing lease terms, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of proceedings alleging violations of state or Federal False Claims Acts, laws and regulations governing quality of care or other laws and regulations applicable to our business including HIPAA and laws governing reimbursement from government payors, the costs of investing in our business initiatives and development, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our centers, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies as well as others. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as in its other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company's business plans and prospects. Diversicare Healthcare Services, Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

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